Mesoblast Limited Policy on Recovery of Erroneously Awarded Incentive Compensation 1. Purpose Mesoblast Limited (the “Company”) is listed on Nasdaq and, as such, is subject to the requirements of the US Securities Exchange Act of 1934 and rules promulgated by the US Securities and Exchange Commission. As required by the SEC Rule 10D-1, the Nasdaq has adopted Rule 5608 requiring listed companies to implement a policy to recover erroneously awarded incentive compensation resulting from a restatement of financial statements due to material noncompliance. In addition, the Board of Directors (the “Board”) of the Company believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability, and that reinforces the Company’s pay-for- performance compensation philosophy. Therefore, the Board has adopted this Policy for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements. 2. Administration This Policy shall be administered by the Board or, if so designated by the Board, the Nomination and Remuneration Committee, in which case references herein to the Board shall be deemed references to the Nomination and Remuneration Committee. Any determinations made by the Board shall be final and binding on all affected individuals. 3. Executive Officers This Policy applies to the Company’s current and former Executive Officers, as determined by the Board in accordance with SEC Rule 10D-1 and Nasdaq Rule 5608. The term Executive Officer is defined as the Company’s chief executive officer, chief financial officer, any vice-president of the Company in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive Officers of a Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policy making functions for the Company. 4. Recoupment; Accounting Restatement In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities law (“Accounting Restatement”), the Board will require reimbursement (reasonably promptly) or forfeiture of any Erroneously Awarded Compensation (defined below) received by any person: • after beginning service as an Executive Officer; Exhibit 97.1

2 • who served as an Executive Officer at any time during the performance period for that Incentive Compensation; and • during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. 5. Incentive Compensation The term Incentive Compensation includes, but not limited to, any of the following: • Annual bonuses (short term incentives) and other cash incentives; and • Share options (long-term incentives); provided, however, that such incentive compensation is granted, earned or vested based (wholly or in part) on the attainment of a financial reporting measure. Financial reporting measures include: • Company share price • Total shareholder return • Revenue • Net income • Earnings before interest, taxes, depreciation, and amortization (EBITDA) • Revenue from operations • Liquidity measures such as working capital or operating cash flow • Return measures such as return on invested capital or return on assets • Earnings measures such as earnings per share 6. Erroneously Awarded Incentive Compensation: Amount Subject to Recovery The amount to be recovered will be the excess of the Incentive Compensation paid to the Executive Officer based on the erroneous data over the Incentive Compensation that would have been paid to the Executive Officer had it been based on the restated results, computed without regard to any taxes paid, as determined by the Board in compliance with Rule 5608 (“Erroneously Awarded Compensation”). For Incentive Compensation based on share price or total shareholder return, where the amount of Erroneously Awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, such amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq (as required). 7. Method of Recoupment The Board will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation. Such method may include:

3 • requiring reimbursement of cash Incentive Compensation previously paid; • seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; • offsetting the recouped amount from any compensation otherwise owed by the Company to the Executive Officer; • cancelling outstanding vested or unvested equity awards; and • taking any other remedial and recovery action permitted by law, as determined by the Board. 8. No Indemnification The Company must not indemnify any Executive Officers against the loss of any Erroneously Awarded Incentive Compensation. 9. Interpretation The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of SEC Rule 10D-1 and Nasdaq Rule 5608. In the event of any inconsistency between this Policy and Nasdaq Rule 5608, Nasdaq Rule 5608 shall apply to the extent of that consistency. 10. Effective Date This Policy shall be effective as of 2 October 2023 and shall apply to Incentive Compensation that is received by Executive Officers on or after that date. 11. Amendment; Termination The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect applicable law and rules of The Nasdaq Stock Market. Subject to compliance with applicable law, the Board may terminate this Policy at any time. 12. Other Recoupment Rights The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any employment agreement, the Company’s Employee Share Option Plan Rules or similar agreement and any other legal remedies available to the Company. 13. Impracticability The Board shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with SEC Rule 10D-1 and Nasdaq Rule 5608. Adopted by the Board with effect from 2 October 2023